Exhibit 10.7

Letter of Agreement

Project Description: MCorp's proposals are based on an estimate of the actual time and resources required to complete the engagement, based on past experience in similar engagements.

This is an estimate for the completion of engagement outlined in this document, and includes all related services as outlined on the previous pages, based on the billable rates as described below. However, the total cost of this engagement - excluding out-of-pocket expenses - shall not exceed $24,700, unless the scope of the assignment changes dramatically.

Payment Schedule: The budget for this project will be payable in three equal installments, as follows: one-third of the estimated engagement ($8,233.33) total invoiced at project approval. The second invoice ($8,233.33) will be submitted at completion of SEO research and strategy while the third and final invoice ($8,233.33) will be submitted at project completion. Expenses will be invoiced as (and if) incurred. All invoices are due Net 15 days.

Billable Rates: Staff time for project management, copy, programming, design and production is billed at $200 per hour. Senior consultants' time is billed at $275 per hour, while Partner and Director time is billed at $375 per hour. Other than Partners and Directors whose travel time is billed at $1,200 per day, travel time is billed at $85 per hour or $680 per day.

Out-of-Pocket Expenses:  Our fees do not include out-of-pocket expenses. Out-of-pocket expenses include - but are not limited to items such as color and black and white printouts and outputs, deliveries, phone, travel, original or stock images, research incentives and third-party tools. Typically, expenses paid by MCorp are billed at cost plus 20%, with the exception of: travel, phone and deliveries, which are billed at cost. Brinson Patrick (Client) shall approve any individual out-of-pocket expenses in excess of $500 in advance through a written Estimate Addendum.

As a benefit to our clients, MCorp prefers to have out-of-pocket expenses billed directly to our Clients, thus bypassing any administrative markup. Client shall approve any individual out-of-pocket expenses in excess of $500 in advance through a written Estimate Addendum. Out-of-pocket expenses of $1,500 and up are subject to a 50% deposit, payable in advance.

Revisions: This proposal is for the services and scope of work outlined, and referred to, in this document. Revisions will be billed at applicable hourly rates. If revisions are required, MCorp will first outline any additional work in a detailed Estimate Addendum, so that the Client may authorize services and expenditures before they are accrued.

Letter of Agreement (Continued)

Timelines: Time is of the essence in completing this work on strategy and on budget. MCorp acknowledges its responsibility to present work on schedule for Client approval. Accordingly, the Client has a responsibility to approve the work in a timely fashion in order for: (a) future deadlines to be met; (b) the work to be completed to satisfaction.

Approvals: Upon agreement to this scope of work, budget and terms, the Client will designate an Authorized Approval Source. The Client shall review and approve all materials in writing. The Client's signature or written/e-mailed authorization will be considered final approval. Changes to project scope and changes requested for approved materials are subject to an Estimate Addendum.
Estimate Addenda note the requested changes, estimate their cost, and require timely approval to continue work.

Responsibility as to Style and Content: The Client is responsible for the truth, accuracy and legality of all content provided to MCorp, and/or approved by Client whether or not originally supplied by the Client. The Client shall indemnify, hold harmless and defend MCorp against any and all claims, damages, liabilities, losses, demands, actions, suits and expenses (including attorney's fees), arising from: (a) claims, representations, statements or depictions in materials prepared or submitted by the Client; (b) defects in the Client's products or services; (c) allegations that copyright, trademark, patent or other rights of a third party have been infringed or violated.

Client Responsibility: Above and beyond the other responsibilities outlined in this agreement, the Client is responsible for providing reasonable access to internal resources and records as required to fulfill the terms of this engagement, as well as timely, thoughtful and accurate responses to all communications from MCorp.

MCorp Responsibility: Above and beyond the other responsibilities outlined in this agreement, MCorp is responsible for meeting the timelines and budgets of this proposal. In addition, MCorp is responsible for fulfilling the expectations of the Client as defined in the proposal and for all approved project elements.

Sales Tax: Sales tax is billed as applicable under California State law.

Termination: Either Client or MCorp may terminate this agreement, provided 15 days written notice is given to the terminated party. In this event, the MCorp will invoice and be paid for all time and materials expended. All additional out-of-pocket costs accrued through date of termination will be billed to the Client, due and payable Net 30.

Letter of Agreement (Continued)

Ownership: Upon final payment, MCorp grants the Client ownership of final creative elements as applicable, and grants to Client, affiliates, partners, consultants, representatives and agents, for the benefit of Client only, full internal use of final strategic plans, research findings and recommendations.

All design iterations, copy and concepts not chosen for final art remain the property of MCorp. In addition, all draft plans, planning methodologies, processes, verbiage (e.g. plan copy), interface design or code (e.g. online survey instruments, source code), and other materials or processes used in the creation of the plan, remain the sole property of MCorp. All MCorp property is protected under applicable federal copyright and trademark laws. MCorp also retains the right to use the Client's name and reference nonconfidential work product for the purposes of self promotion.

Confidentiality: Both Parties to this agreement acknowledge that confidential information, including but not limited to, business plans, trade secrets, customer information, methodology and processes, will be shared between parties. Both parties hereby agree to hold all information received from the other party in strict confidence, and will strictly control all access to and distribution of any confidential or potentially confidential information. All MCorp employees, consultants, contractors and vendors will abide by, and are bound by MCorp's approved Information Security Program.

Accepted by MCorp	Accepted for Brinson Patrick

MICHAEL HINSHAW	TODD WYCHE	11/2/11
Michael Hinshaw, Managing Director	Signature	Date
October 27, 2011

Todd Wyche, Managing Director
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